Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Form S-3 of Commerce Union Bancshares, Inc. of our report dated March 31, 2015 (except for Note 20 as to which the date is March 28, 2016) with respect to the consolidated fmancial statements of Reliant Bank for the year ended December 31, 2014, which reports appear in the Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/ KraftCPAs PLLC

Nashville, Tennessee

March 13, 2017

KraftCPAs PLLC • Certified Public Accountants and Consultants

555 Great Circle Road • Nashville, TN 37228 • phone: 615-242-7351 • fax: 615-782-4271 • kraftcpas.com